[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.5

DISTRIBUTION AGREEMENT

THlS DISTRIBUTION AGREEMENT (“Agreement”) is dated June 15, 2004, by and among Argent Development Group, LLC, a California limited liability company (“Argent”), TEAMM Pharmaceuticals, Inc., a Florida corporation (“TEAMM”), and Accentia, Inc., a Florida corporation (“Accentia”). TEAMM is a wholly-owned subsidiary of Accentia.

WITNESSETH

WHEREAS, Argent, among other things, is engaged in the research and development of various pharmaceutical products comprised primarily of the following: [*] (the “[*] Product”); [*] (the “[*] Product”); [*] (the “[*] Product”); [*] (the “[*] Product”); [*] (“the “[*] Product”); [*] (the “[*] Product”); and [*] (the “[*] Product”).

WHEREAS, Argent and Accentia have entered into a “TEAMM Proposal” dated March 16,2004, whereby the commercial terms for this Agreement were outlined; and

WHEREAS, Argent and Mikart, Inc., a contract manufacturer and developer of pharmaceutical products, with corporate offices at 1750 Chattahoochee Ave., Atlanta, GA 30318 (“Mikart”), have entered into a development project to formulate, develop, obtain regulatory approval, and commercialize the Products; and

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products.

NOW, THEREFORE, for good and valuable consideration, and the covenants, conditions, and undertakings hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, it is agreed by and among the parties as follows:

1.	Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated thereunder.

1.2	“Approval” means FDA (as defined below) approval of the Product by the FDA for use as a pharmaceutical product for the treatment of pain pursuant to the FDA’s abbreviated new drug application (“ANDA”) process to be filed by Mikart for the Product.

1.3	“Approval Date” means, with respect to each of the Products, the date which the FDA permits the initial sale of such Product for use as a pharmaceutical product for the treatment of pain pursuant to the Approval of the ANDA to be filed by Mikart for such Product.

1.4	“Contract Manufacturer” means Mikart or any other third party that may be engaged by Argent or TEAMM to produce the Products, as provided for in Section 4 of this Agreement.

1.5	“FDA” means the United States Food and Drug Administration or any successor agency.

1.6	“Launch” means the first date that TEAMM sales representatives begin delivering personal sales presentations to target physicians in the Territory for a Product.

1.7	“Net Sales Price” means, for Product sold hereunder by TEAMM to unrelated third parties (individually, a “Customer” and collectively, the “Customers”), the invoiced sales price.

1.8	“Net Sales” means the total Net Sales Price of Product sold hereunder by TEAMM to Customers, after deduction of the following items:

(a)	packing, transportation and insurance charges;

(b)	discounts or rebates actually allowed and taken to the extent customary in the trade;

(c)	credits or allowances given or made for rejection or return;

(d)	any tax or other governmental charge levied directly on the sale, transportation or delivery of Products and borne by the seller; and

(e)	chargebacks and rebates granted to managed care health organizations, federal and state government agencies, and/or other purchasers and/or reimbursers, including, for example, group purchasing organization administration fees.

A Product will be considered sold when the shipment is received by a Customer. The distribution of reasonable quantities of free promotional samples of the Products shall not be considered a sale of a Product for royalty purposes.

1.9	“Product” means individually any of the, and “Products” mean collectively all of the, [*] Product, the [*] Product, the [*]

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Product, the [*] Product, the [*] Product, the [*] Product and/or the [*] Product.

1.10	“Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential,” “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.11	“Territory” means the United States of America and all its territories.

2.	Development and Approval.

2.1	Development. Argent shall be responsible, at its sole cost and expense, for all drug development for the Products. Argent shall use commercially reasonable efforts to develop the final form of the Products. All drug development required hereunder shall be performed by Argent in accordance with all applicable laws, rules, and regulations.

2.2	Development Reporting. Argent shall provide TEAMM with monthly status reports prior to the submission of the ANDAs for the Products, and quarterly status reports following the submission of the ANDAs for the Products and prior to the Approval, via teleconference with TEAMM regarding Argent’s progress with respect to the drug development required hereunder. Such status reports shall include “Gant Charts” to TEAMM regarding Argent’s progress and timelines with respect to the drug development required hereunder.

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2.3	Regulatory Approval. Argent and TEAMM acknowledge and agree that: (a) Mikart will be the ANDA holder for the Products; (b) Mikart shall file the ANDAs for the Product with the FDA; and (c) Mikart and Argent are responsible for the Approval of the Products.

3.	Distribution of Product.

3.1	Grant. Subject to the limitations contained in this Agreement, Argent hereby grants to TEAMM an exclusive and perpetual license, to offer for sale, sell, market, promote, distribute, and otherwise transfer, dispose, provide, and place (“sell”) the Products in the Territory. TEAMM shall have the right, in its sole discretion, to distribute the Products directly or through one or more subdistributors.

3.2	Performance Criteria. After the Approval Date of each Product, TEAMM shall be responsible, at its sole cost and expense, for all manufacturing of such Product, pursuant to the provisions of Section 4 hereof, regulatory matters related to such Product, and all promotion and distribution related to the commercialization of such Product in the Territory. Commencing upon execution of this Agreement, TEAMM shall have a minimum of Eighty (80) sales representatives assigned to detail products similar to the Products to high-prescribing target physicians in the Territory. Commencing upon the initial promotional launch of the first of the Products by TEAMM (“Launch”) and continuing for a period of no less than twenty-four (24) months from the Launch of the last of the Products, TEAMM shall have a minimum of One Hundred Twenty-Five (125) sales representatives assigned to detail the Products to high-prescribing target physicians in the Territory. TEAMM’s Launch of the Products shall comprise efforts no less rigorous than those efforts that TEAMM customarily expends to commercialize its other similar products. TEAMM shall Launch each of the Products within ninety (90) days of the Approval Date of each such Product, subject to its ability to obtain sufficient quantities of such Product from Mikart to allow a Launch subject to the terms of this Section 3.2.

4.	Product Manufacturing. Argent hereby acknowledges and agrees that TEAMM’s duties and obligations hereunder are dependent upon TEAMM’s ability to obtain and maintain an adequate supply of the Products from Mikart. Accordingly, Argent shall cooperate with TEAMM to ensure that a long-term supply agreement is executed between TEAMM and Mikart with respect to the Products (“Mikart Supply Agreement”).

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5.	Marketing and Support Activities.

5.1	Marketing Meetings: Reports. Following the Launch of each of the Products by TEAMM, representatives of Argent and TEAMM shall meet at least quarterly to discuss TEAMM’s marketing plans, product improvement suggestions, and other information concerning the ongoing commercialization of such Product. TEAMM shall provide information available to it about the Products and its ability to compete with other products for related uses and to meet customer needs. TEAMM shall provide Argent information regarding sales of the Product such as pricing trends by geographic region as well as sales information indicating sales by geographic region.

5.2	Marketing Assistance/Training. To the extent feasible, Argent shall provide technical training and technical assistance to representatives of TEAMM at periodic intervals, with the frequency and content to be determined by mutual agreement. In consideration of the foregoing services, TEAMM agrees to pay to Argent a fee of One Hundred Twenty-five Thousand Dollars ($125,000.00) per year for the first two years of the term of this Agreement, such payments to commence on the first day of the month following the execution of the Agreement and such payments to be made in equal monthly installments payable on the first day of each month.

5.3	Packaging, Labeling, and Trademarks. TEAMM, in conjunction with Mikart, shall develop all packaging, labeling, package inserts, and trademarks for the Products. All such packaging, labeling, and package inserts shall comply with applicable FDA requirements. TEAMM agrees to conceive and obtain the necessary clearance to use the name for each of the Products no later than thirty (30) days prior to the date on which the ANDA for such Product is submitted to the FDA. TEAMM also agrees to file an application to register such names for Trademark protection with the United States Patent and Trademark Office. TEAMM shall be the sole owner of all right, title and interest in and to such trademarks for the Products.

5.4	Co-Marketing Rights. Argent shall have the right of first refusal to employ its own sales representatives to co-market and sell the Products in those areas of the Territories in which TEAMM does not have a sales representative. A separate agreement will be developed at such time as TEAMM and Argent should choose to explore this option.

6.	Compliance. TEAMM shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to the Products purchased by TEAMM from Mikart. TEAMM and Mikart shall be responsible for compliance with all necessary regulatory reporting requirements for the Products. Specific reporting obligations of TEAMM and Mikart shall be more fully delineated in the Mikart Supply Agreement.

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7.	Product Warranty and Limitation of Liability.

7.1	No Warranty. ARGENT GRANTS NO WARRANTIES FOR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ARGENT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

7.2	Limitation of Liability. IN NO EVENT SHALL ARGENT BE LIABLE TO TEAMM FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF ARGENT FOR DAMAGES UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION AND/OR THE LEGAL THEORY ALLEGED, SHALL BE LIMITED TO THE TOTAL AMOUNT ACTUALLY PAID BY TEAMM TO ARGENT HEREUNDER.

8.	Consideration for License.

8.1	Fixed Payments. As consideration for the license rights hereunder, TEAMM shall pay to Argent certain fixed payments pursuant to the schedule set forth on the attached Exhibit 1 and made part hereof.

8.1.1 In the event that the suitability petition for any Product covered under this Agreement is denied by the FDA, Argent agrees to credit TEAMM the difference between the actual fixed payments previously paid by TEAMM to Argent for said Product, pursuant to the schedule of payments set forth in Exhibit 1 of this Agreement, and the actual development costs incurred by Argent for said Product. Any such creditable amounts will be deducted from any future royalty payments due Argent by TEAMM for any of the Products covered under this Agreement.

8.2	Royalties. As additional consideration for the license rights hereunder, TEAMM shall pay to Argent a perpetual royalty payment of TEAMM’s

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Net Sales of the Products as set forth on the attached Exhibit 1, subject to minimum annual royalty payments for the Products as set forth on the attached Exhibit 1 and further described in Section 8.5 of this Agreement. For purposes of clarity, the [*] Product and the [*] Product are not subject to the minimum royalty payments described in this Section 8.2, further described in Section 8.5, and specified in Exhibit 1 of this Agreement. Further, should any Product not achieve a First To Market status prior to its approval by the FDA, TEAMM shall have no obligation to pay the annual minimum royalty for that Product, provided for in Exhibit 1 of this Agreement.

8.3	Option to Convert Running Royalty to Lump Sum Payment. Argent hereby grants TEAMM an option to fulfill its future royalty obligations under Section 8.2 with respect to each of the Products, beginning with the third year following the Launch of each such Product (the “Option”) whereby TEAMM shall pay to Argent a one-time lump sum (the “Final Royalty Payment”) with respect to such Product in lieu of continuing royalty payments hereunder. TEAMM shall give Argent ten (10) days written notice of its intent to exercise the Option, and shall pay Argent such Final Royalty Payment no later than forty-five (45) days following the date of such notice. The amount of each such Final Royalty Payment shall be three and one-half (3.5) times the royalty amounts due Argent under Section 8.2 with respect to such Product for the twelve (12) months preceding the date of said notice. Argent acknowledges and agrees that the payment of the Final Royalty Payment shall satisfy TEAMM’s obligation under Section 8.2 in perpetuity. TEAMM may exercise the Option with respect to any of the Products or all of the Products. In no event will the Option, with respect to any Product under this Section 8.3, be executable before the commencement of the third royalty year.

8.4	Stock Warrants. As additional consideration for the license rights hereunder, Accentia shall issue to Argent, or to such principals of Argent as requested, stock warrants to purchase an aggregate of Two Hundred Forty-Five Thousand (245,000) shares of the Common Stock of Accentia, allocated as Thirty-Five Thousand (35,000) shares/product, such warrants to be exercisable, in whole or in part at any point following the issuance of said warrants, at an exercise price of Three Dollars and Sixty-Two Cents ($3.62) per warrant. Argent shall notify TEAMM of the allocation of any such warrants between the principals of Argent. Argent and Accentia expect to complete separate warrant agreements as soon as practicable, but in no event later than 60 days, following the execution of this Agreement.

8.5

Royalty Payments Due. All royalties due Argent hereunder shall be paid quarterly, and shall be due no later than forty-five (45) days following the close of each such quarter. Any payment not received on the date due shall accrue interest at a rate of one and one-half percent (1.5%) per month, or the

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maximum rate allowed by law, whichever is less. In the event that the actual royalty payments made by TEAMM are less than the minimum royalty due for any Product in any given twelve-month period for which such minimum payment is due, TEAMM shall pay the difference between the minimum royalty payment and actual royalty payment made no later than forty-five (45) days following the close of the last quarter of the twelve-month period for which such minimum payment was due.

8.6	Sales Reporting and Payment Dates. After the first sale of a Product by TEAMM, TEAMM shall make quarterly written reports to Argent within thirty (30) days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate sales of Product sold during the preceding three calendar months and upon which amounts are payable as provided in Section 8.2 hereof. The first such report shall include all such Product so sold prior to the date of such report. Concurrently with the making of each such report, TEAMM shall pay Argent at the rate specified in Section 8.2 of this Agreement on the Product included therein.

8.7	Accounting and Records. TEAMM shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Argent under this Agreement. Such books and records shall be kept at TEAMM’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and shall be available for inspection by a representative of Argent, no more than once per calendar year during the term of this Agreement and during normal business hours of TEAMM, for the sole purpose of verifying TEAMM’s royalty statements. The representatives of Argent shall be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Any such inspections shall be at the sole expense of Argent, unless a variation or error in excess of Ten Percent (10%) is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by TEAMM. TEAMM shall pay to Argent within thirty (30) days of receiving notice from Argent the full amount of any underpayment, together with interest thereon at the lower of the rate of One and One-Half Percent (1.5%) per month or the maximum rate permitted under applicable law.

9.	Confidentiality.

9.1

Non-Disclosure. During the term of this Agreement and thereafter, no party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from any other party, except to the extent required to perform its obligations under this Agreement or comply with the

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Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

(a)	ensuring that only its employees whose duties require them to possess such information have access thereto;

(b)	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

(c)	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

9.2	Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other parties shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 9.

9.3	Use of Proprietary Information. During the term of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder.

9.4	Injunctive Relief. Each party acknowledges that the other parties would not have an adequate remedy at law for breach of any of the covenants contained in this Section 9 and hereby consents to the enforcement of same by the other parties by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other parties shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

10.	Indemnification.

10.1	No Indemnification by Argent. Argent specifically provides no indemnification of any kind, for any reason, whatsoever to TEAMM, Accentia, their respective shareholders, directors, officers, employees and agents.

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10.2	Indemnification by TEAMM. Subject to Argent’s compliance with its obligations set forth in Section 10.3 below, TEAMM shall indemnify, defend and hold Argent and their respective shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) attributable to, or arising out of a breach by TEAMM of any of TEAMM’s warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Products.

10.3	Notice and Assistance. If Argent intends to claim indemnification under this Section 10.2, Argent shall promptly notify TEAMM in writing of any action, claim or other matter in respect of which Argent or any of its employees or agents intend to claim such indemnification. Argent shall permit, and shall cause its employees and agents to permit, TEAMM, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by TEAMM; provided, however, that such settlement does not adversely affect Argent’s rights hereunder or impose any obligations on Argent in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of TEAMM and TEAMM shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the TEAMM, Argent shall render TEAMM all assistance reasonably necessary in defending against such claim, suit, or action. Argent shall have the right, at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and TEAMM will cooperate with such counsel.

11.	Term; Termination.

11.1	Term. The term of this Agreement shall be perpetual.

11.2	Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

(a)	the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

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(b)	the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c)	after thirty (30) days’ written notice from the terminating party without cure by the breaching party of any material breach of this Agreement.

11.3	Rights and Duties Upon Termination. Upon the termination of this Agreement, all rights granted by Argent to TEAMM pursuant to Section 3.1 shall revert to Argent. In addition, upon termination, TEAMM shall be deemed to have granted to Argent a perpetual, royalty-free license to use the trade names for the Products. Should Argent elect to continue distribution of any of the Products utilizing the trademark(s) and/or tradename(s) for any of the Products, Argent shall pay TEAMM perpetual royalties equal to two percent (8%) of Net Sales received by Argent for such Products. In no event shall a termination of this Agreement be deemed a waiver of Argent’s right to receive any payment due to Argent pursuant to Section 8.1 or 8.2 as of the date of termination. Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

12.	Miscellaneous.

12.1	Choice of Law; Jurisdiction. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.2	Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

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To TEAMM or Accentia:	TEAMM Pharmaceuticals, Inc.
3000 Aerial Center Parkway, Suite 110
Morrisville, North Carolina 27560
Attn: President
Fax: (919) 481-9300

with a copy to:	Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Tyler, III
Fax (919) 829-9696

To Argent:	Argent Development Group, LLC
P.O. Box 4531
Mountain View, CA 94040
Attn: President
Fax: (650) 965-3835

with a copy to:	Josel Law, P.C.
211 Mamaroneck Avenue
Mamaroneck, NY 10543
Attn: Wayne M. Josel
Fax: (914) 698.2400

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

12.3	Severability. If any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.4	Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

12.5	No Waiver. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

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12.6	Assignment, Binding Effect. Either party to this Agreement, upon written approval of the other party, such written approval not to be unreasonably withheld, may assign its rights in and to this Agreement to any third party at any time, subject to providing thirty (30) days’ prior written notice to every other party herein. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

12.7	Independent Contractor. Each party shall act as the independent contractor of the other parties. No party shall be the legal agent of any other party for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of any other party, except to the extent specifically authorized in writing by such other party. None of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

12.8	Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.9	Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

12.10 Force Majeure. No party shall be deemed to be in default for failure or delay in performance to the extent such causes for default were reasonably unforeseeable or, if foreseeable, reasonably irremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

12.11	Insurance. Each of the parties hereto shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

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[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

ARGENT DEVELOPMENT GROUP, LLC

By:	/s/ Illegible
Its:	Illegible

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Martin G. Baum
Martin G. Baum
President and Chief Executive Officer

ACCENTIA, INC.

By:	/s/ Illegible
Its:	Chairman

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EXHIBIT 1

Product	Payment Due Upon Execution	Payment Due 90-days After Execution	Payment Due 120-days After Execution	Payment Due 180 Days After Execution	Payment Due Upon ANDA Submission	Payment Due 90 Days After FDA Approval	Minimum Annual Royalty Payments
[*]	[*]	[*]		[*]	[*]	[*]	[*]
[*]	[*]	[*]		[*]	[*]	[*]	[*]
[*]	[*]	[*]		[*]	[*]	[*]	First three 12-month periods - [*] Fourth 12-month period - [*]
[*]	[*]	[*]		[*]	[*]	[*]	First three 12-month periods - [*] Fourth 12-month period - [*]
[*]	[*]		[*]	[*]	[*]	[*]	First three 12-month periods - [*] Fourth and fifth l2-month periods - [*]
[*]	[*]		[*]	[*]	[*]	[*]	First three 12-month periods - [*] Fourth and fifth 12-month periods - [*]
[*]	[*]		[*]	[*]	[*]	[*]	First three 12-month periods - [*] Fourth and fifth 12-month periods - [*]

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This First Amendment to Distribution Agreement is effective October 8, 2004 (the “First Amendment”) and is entered into between Argent Development Group, LLC, a California limited liability company (“Argent”), TEAMM Pharmaceuticals, Inc., a Delaware corporation (“TEAMM”), and Accentia, Inc., a Florida corporation (“Accentia”).

WHEREAS, Argent, TEAMM, and Accentia are parties to a Distribution Agreement, dated May 12, 2004 (the “Agreement”); and

WHEREAS, pursuant to the terms of the Agreement, as of the date hereof, TEAMM owes certain payments to Argent totaling [*] Dollars and [*] Cents [*] , which is comprised of certain fixed payments as follows:

(a) [*] Dollars [*] due on May 12, 2004 (the “May 12 Balance”);

(b) [*] Dollars [*] due on August 12, 2004 (the “August 12 Balance”);

(c) [*] Dollars [*] due on September 12, 2004 (the “September 12 Balance”); and

(d) [*] Dollars and [*] Cents [*] representing payment for consulting fees pursuant to Section 5.2 of the Agreement for the months of August, September and October 2004 (the “Consulting Fee Balance”); and

WHEREAS, Argent, TEAMM, and Accentia desire to amend the Agreement in the manner and to the extent set forth herein to modify the consideration to be paid to Argent pursuant to the Agreement.

NOW, THEREFORE, pursuant to Section 12.4 of the Agreement, Argent, TEAMM, and Accentia hereby agree as follows:

1. Defined Terms. Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Agreement.

2. Payment. In consideration of the provisions of this First Amendment, upon execution hereof, TEAMM shall pay to Argent [*] and [*] Cents $[*]. The parties acknowledge that this sum represents the August 12 Balance and the Consulting Fee Balance.

3. Amendment to Section 8.1. Exhibit 1 to the Agreement is hereby deleted in its entirety and replaced with the Exhibit 1 attached hereto. Any payment set forth on Exhibit 1 that is not received on the date due shall accrue interest at a rate of one and one-half percent (1.5%) per month, or the maximum rate allowed by law, whichever is less. Notwithstanding the foregoing, the parties further agree and acknowledge that failure to make any payment on the date due, as set forth in Exhibit 1, shall be deemed a material breach of the Agreement.

4. Amendment to Section 8.4. In consideration of Argent’s agreement to forego the May 12 Balance, as well as Argent’s agreement to forego timely payment of the August 12 Balance, TEAMM and Accentia hereby agree to issue to Argent, or its designees, warrants to purchase an additional One Hundred and Twenty-Five Thousand (125,000) shares of the Common Stock of Accentia and to re-price such warrants (the “Additional Warrant Grant”). Accordingly, the first sentence of Section 8.4 is hereby deleted in its entirety and replaced with the following:

“As additional consideration for the license rights hereunder, Accentia shall issue to Argent, or to such principals of Argent as requested, stock warrants to purchase an aggregate of Three Hundred Seventy Thousand (370,000) shares of the Common Stock of Accentia, such warrants to be exercisable, in whole or in part at any point following the issuance of said warrants, at an exercise price of Two Dollars Fifty-Three Cents ($2.53) per share. The respective rights and obligations of the parties with respect to the foregoing shall be set forth in a separate agreement or agreements (the “Warrant Agreement”) to be executed by the parties, substantially in the form annexed hereto as Exhibit 2.”

4.1 In the event that Accentia does not make a public offering of its Common Stock by April 1, 2005, Argent shall have the right to recapture the May 12 Balance pursuant to the terms of the Warrant Agreement.

5. Amendment to Section 11.3. The fourth sentence of Section 11.3 is hereby deleted in its entirety and replaced with the following:

“In no event shall a termination of this Agreement be deemed a waiver of Argent’s right to receive any payment due to Argent pursuant to Section 5.2, 8.1 or 8.2 as of the date of termination, or of the right of Argent, or such principals of Argent, under the Warrant Agreement to be executed pursuant to the provisions of Section 8.4”.

6. Effect of First Amendment. The provisions of the Agreement are amended and modified by the provisions of this First Amendment. If any provisions of the Agreement are different from or inconsistent with any of the provisions of this First Amendment, the provisions of this First Amendment shall control, and the provisions of the Agreement shall, to the extent of such difference or inconsistency, be amended and modified.

7. Single Agreement. This First Amendment and the Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, Argent, TEAMM, and Accentia execute and deliver this First Amendment effective October 8, 2004.

ARGENT DEVELOPMENT GROUP, LLC

By	/s/ Ken Greathouse
Ken Greathouse
President

TEAMM PHARMACEUTICALS, INC.

By	/s/ Martin G. Baum
Martin G. Baum
President & Chief Executive Officer

ACCENTIA, INC.

By	/s/ Frank E. O’Donnell Jr.
Frank E. O’Donnell, Jr., M.D.
Chairman

EXHIBIT 1

Product	Payment Due November 1, 2004		Payment Due November 12, 2004		Payment Due Upon ANDA Submission		Payment Due 90 Days After FDA Approval		Minimum Annual Royalty Payments	Royalty Rate
[*]			[	*]	[	*]	[	*]	[*]	[	*]
[*]			[	*]	[	*]	[	*]	[*]	[	*]
[*]			[	*]	[	*]	[	*]	First three 12-month periods - [*] Fourth 12-month period - [*]	[	*]
[*]			[	*]	[	*]	[	*]	First three 12-month periods - [*] Fourth 12-month period - [*]	[	*]
[*]	[	*]	[	*]	[	*]	[	*]	First three 12-month periods - [*] Fourth and fifth 12-month periods - [*]	[	*]
[*]	[	*]	[	*]	[	*]	[	*]	First three 12-month periods - [*] Fourth and fifth 12-month periods - [*]	[	*]
[*]	[	*]	[	*]	[	*]	[	*]	First three 12-month periods - [*] Fourth and fifth 12-month periods - [*]	[	*]

EXHIBIT 2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR THIS WARRANT AND SUCH SECURITIES UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND THE TRANSFER THEREOF, ARE SUBJECT TO THE PROVISIONS OF THE BYLAWS OF THE CORPORATION, A COPY OF WHICH IS ON FILE IN, AND MAY BE EXAMINED AT, THE PRINCIPAL OFFICE OF THE COMPANY.

ACCENTIA, INC.

STOCK PURCHASE WARRANT

This Warrant is issued as of October 8, 2004, by Accentia, Inc., a Florida corporation (the “Company”), to [Kenneth R. Greathouse/Brian Smith] or their permitted assigns (the “Holder”).

1. Issuance of Warrant; Term.

1.1 Issuance. Upon exercise pursuant to Section 6 hereof, the Company shall issue to the Holder up to One Hundred Eighty-Five Thousand (185,000) of fully paid and nonassessable shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”).

1.2 Term. This Warrant shall be exercisable at any time and from time to time from the date hereof until the earliest to occur of the following: (i) October 8, 2014; (ii) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or other transaction as a result of which stockholders of the Company immediately prior to such acquisition possess a minority of the voting power of the acquiring entity immediately following such acquisition (an “Acquisition”); (iii) any liquidation or winding up of the Company (a “Liquidation”); or (iv) the closing of a firm commitment underwritten public offering of the Company’s Common Stock (a “Public Offering”). The Company shall give notice to the Holder of an Acquisition, Liquidation, or Public Offering at least thirty (30) days prior thereto.

1.3. Exercise Price. The exercise price (the “Warrant Price”) per share for which all or any of the shares of Common Stock may be purchased pursuant to the terms of this Warrant shall be $2.53 per share.

2. Adjustment of Warrant Price, Number and Kind of Shares. The Warrant Price and the number and kind of securities issuable upon the exercise of this Warrant (the “Warrant Stock”) shall be subject to adjustment from time to time and the Company agrees to provide notice upon the happening of certain events as follows.

2.1 Dividends in Stock Adjustment. In case at any time or from time to time on or after the date hereof the holders of the Warrant Stock shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional securities or other property (other than cash) of the Company by way of dividend or distribution, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional securities or other property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such shares of Warrant Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities or other property receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by this subsection 2.1 and subsections 2.2 and 2.3 of this Section 2.

2.2 Reclassification or Reorganization Adjustment. In case of any reclassification or change of the authorized securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) on or after the date hereof, then and in each such case the Company shall give the holder of this Warrant at least thirty (30) days notice of the proposed effective date of such transaction, and the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in subsections 2.1 and 2.3 of this Section 2.

2.3 Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its issued and outstanding shares of Warrant Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Warrant Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

3. No Fractional Shares. No fractional shares of Warrant Stock shall be issued in connection with any exercise hereof. In lieu of any fractional shares that would otherwise be issuable, the Company, as determined by the Board of Directors within its sole discretion, shall: (a) pay cash equal to the product of such fraction multiplied by the fair market value of one share of Warrant Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors or (b) round up the number of shares of Warrant Stock to the next whole share.

4. No Stockholder Rights. This Warrant as such shall not entitle its holder to any of the rights of a stockholder of the Company until the holder has exercised this Warrant in accordance with Section 6 hereof.

5. Reservation of Stock. The Company covenants that during the period that this Warrant is exercisable, the Company will reserve from its authorized and unissued capital stock a sufficient number of shares of Common Stock to provide for the issuance of the Warrant Stock upon the exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock upon the exercise of this Warrant.

6. Exercise of Warrant. This Warrant may be exercised by Holder by the surrender of this Warrant at the principal office of the Company, and except as provided in subsection 6.1, accompanied by payment in full of the Warrant Price of the shares of Warrant Stock purchased thereby (as described above) and the completed subscription form attached hereto. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person or entity entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As promptly as practicable, the Company shall issue and deliver to the person or entity entitled to receive the same a certificate or certificates, without charge for any stamp or similar tax with respect to such issuance, for the number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share as provided above. The shares of Warrant Stock issuable upon exercise hereof shall, upon their issuance, be fully paid and nonassessable.

6.1 Partial Exercise. This Warrant may be exercised during its exercise period by the Holder as to the whole at any time or in part from time to time. If this Warrant is exercised at one time for less than the maximum number of shares of Common Stock purchasable upon the exercise hereof, the Company shall issue to the Holder of this Warrant a new warrant of like tenor and date representing the number of shares of Common Stock equal to the difference between the number of shares purchasable upon full exercise of this Warrant and the number of shares that were purchased upon the exercise of this Warrant.

6.2 Net Issue Election. Upon exercise of this Warrant pursuant to Section 6 and in lieu of paying in full the Warrant Price of the shares of Warrant Stock purchased thereby, the Holder may elect to receive, without the payment by the Holder of any consideration, shares of Warrant Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice attached hereto duly executed, at the office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Warrant Stock as is computed using the following formula:

X=	Y (A-B)
A

where	X	=	the number of shares of Warrant Stock to be issued to the Holder pursuant to this Section 6.2.

	Y	=	the number of shares of Warrant Stock covered by this Warrant to which the net issue election is made pursuant to this Section 6.2.

	A	=	the fair market value of one share of Warrant Stock, as determined in good faith by the Board of Directors of the Company (the “Board”) as at the time the net issue election is made pursuant to this Section 6.2.

	B	=	the Warrant Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 6.2.

The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Warrant Stock.

7. Limited Put Right. In the event that on April 1, 2005, the Company has not to that date made a Public Offering of its Common Shares, Holder may elect to receive, in consideration of Holder’s agreement to reduce the number of Warrant Stock by Fifty Thousand, a payment by Company totaling Fifty-Seven Thousand Eight Hundred Seventy-Five Dollars ($57,875). If Holder exercises this limited put right, the Company shall issue to the Holder of this Warrant a new warrant representing right to purchase One Hundred Thirty-Five Thousand (135,000) shares of Common Stock at $2.53 per share, or such number of shares and exercise price as was determined pursuant to an adjustment made in accordance with the provisions of Section 2 hereof.

8. Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.

9. Notice of Proposed Transfers. Prior to any proposed transfer of this Warrant or the shares of Warrant Stock received on the exercise of this Warrant (the “Securities”), unless there is in effect a registration statement under the Securities Act of 1933, as amended and applicable state securities laws (collectively, the “Securities Laws”), covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so reasonably requests, be accompanied (except in transactions in compliance with Rule 144) by a written opinion of legal counsel to the effect that the proposed transfer of the Securities may be effected without registration under the Securities Laws, whereupon the Holder of the Securities shall be entitled to transfer the Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a limited liability company or partnership to a member or partner of such limited liability company or partnership or a member or retired partner of such limited liability company or partnership who retires after the date hereof, or to the estate of any such retired member or partner or the transfer by gift, will or intestate succession of any member or partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Laws.

10. Replacement of Warrants. Upon the receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction of the Warrant or upon surrender and cancellation of this Warrant if mutilated, the Company will execute and deliver, in lieu thereof, a new Warrant of like tenor.

11. Miscellaneous. This Warrant shall be enforced, governed and construed in all respects in accordance with the laws of the State of Florida, without application of the principles of conflicts of laws in a manner that would cause Florida law not to be applied to the substance of any controversy. The headings in this Warrant are for purposes of convenience of reference only, and shall not be deemed to constitute a part hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions. All notices and other communications from the Company to the holder of this Warrant shall be delivered personally or mailed by first class mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing, and if mailed shall be deemed given three days after deposit in the U.S. Mail.

12. Taxes. The Company shall pay all issue taxes and other governmental charges (but not including any income taxes of a Holder) that may be imposed in respect of the issuance or delivery of the Shares or any portion thereof.

13. Amendment. Any term of this Warrant may be amended with the written consent of the Company and the Holder of this Warrant. Any amendment effected in accordance with this Section 12 shall be binding upon the Holder of this Warrant, each future holder of such Warrant, and the Company.

IN WITNESS WHEREOF, the undersigned officer of the Company has set his hand as of the date first above written.

ACCENTIA, INC.

By:
Frank E. O’Donnell, Jr., M.D.
Chairman

Subscription

To:	Date:

The undersigned hereby subscribes for              shares of Warrant Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 6.2 to surrender the right to purchase shares of Warrant Stock pursuant to this Warrant. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This Second Amendment to Distribution Agreement is effective August 15, 2005 (the “Second Amendment”) and is entered into between Argent Development Group, LLC, a California limited liability company (“Argent”), TEAMM Pharmaceuticals, Inc., a Delaware corporation (“TEAMM”), and Accentia Biopharmaceuticals, Inc., a Florida corporation (“Accentia”).

WHEREAS, Argent, TEAMM, and Accentia are parties to a Distribution Agreement, dated May 12, 2004 (the “Agreement”) and the First Amendment to Distribution Agreement, dated October 8, 2004 (the “First Amendment”); and

WHEREAS, pursuant to the terms of the Agreement, in consideration of the payment of certain fixed payments and royalties, Argent granted to TEAMM a license to sell the following (as they are defined in the Agreement): the * Product; the * Product; and the * Product; and

WHEREAS, the parties have mutually agreed to cease efforts to obtain Approval, as that term is defined in the Agreement, for the * Product, * Product and the * Product (hereinafter collectively referred to as the “* Products”); and

WHEREAS, Argent, among other things, is engaged in the research and development of the following products: *mg of * and *mg of * (the “* Product”); *mg of * and *mg of * (the “* Product”); *mg of * and *mg of * (the “* Product”); and *mg of * and *mg of * (the “* Product” and, collectively with the * Product, * Product and *, the “* Products”); and

WHEREAS, the parties desire to modify the license grant embodied in the Agreement and the First Amendment by including the * Products in that license grant.

NOW, THEREFORE, pursuant to Section 12.4 of the Agreement, Argent, TEAMM, and Accentia hereby agree as follows:

1. Defined Terms. Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Agreement.

2. Amendment to Section 1.9. Section 1.9 of the Agreement is hereby amended by deleting the following: “the * Product, the * Product and/or the * Product” and incorporating in its place the following: “the * Product, * Product, * Product and the * Product.”

3. Efforts for * Products. TEAMM and Accentia expressly acknowledge and agree that Argent has satisfied its obligations, under Section 2.1 of the Agreement, with respect to its efforts to develop the * Products. Further, TEAMM and Accentia hereby expressly waive any claims arising from the Agreement they may have against Argent and/or Mikart with respect to the * Products.

4. Consideration for License. The parties acknowledge that TEAMM has made payments to Argent, totaling $450,000, which represent the first two fixed payments with respect to the * Products, pursuant to Section 8.1 and Exhibit 1 of the Agreement. The parties further agree and acknowledge that such payments shall be credited to as a portion of the consideration for the license for the * Products pursuant to Section 8.1. In addition, Exhibit 1 to the Agreement as amended by the First Amendment, is hereby deleted in its entirety and replaced with the Exhibit 1 attached hereto.

5. Amendment to Section 12.2. Section 12.2 of the Agreement is hereby amended to substitute the following as recipient of a copy of any notice to Argent in the place and stead of Josel Law, P.C.:

Kaufmann, Feiner, Yamin, Gildin & Robbins, LLP

777 Third Avenue

New York, NY 10017

Attn: Wayne M. Josel, Esq.

Fax: (212) 755-3174

6. Effect of Second Amendment. The provisions of the Agreement are amended and modified by the provisions of this Second Amendment. If any provisions of the Agreement or the First Amendment are different from or inconsistent with any of the provisions of this Second Amendment, the provisions of this Second Amendment shall control, and the provisions of the Agreement and the First Amendment shall, to the extent of such difference or inconsistency, be amended and modified.

7. Single Agreement. This Second Amendment and the Agreement, as amended and modified by this Second Amendment and the First Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, Argent, TEAMM, and Accentia execute and deliver this Second Amendment to Distribution Agreement effective August 15, 2005.

ARGENT DEVELOPMENT GROUP, LLC

By:	/s/ Brian J. Smith
CEO

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Martin G. Baum
Martin G. Baum
President & Chief Executive Officer

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Frank E. O’Donnell, Jr.
Frank E. O’Donnell, Jr., M.D.
Chairman

EXHIBIT 1

Product	Payment Due Upon ANDA Submission		Payment Due Upon FDA Approval		Payment Due 90 Days After FDA Approval		Minimum Annual Royalty Payments	Royalty Rate
*	$	*			$	*	*	*	%
*	$	*			$	*	*	*	%
*					$	*	First three 12-month periods - $* Fourth 12-month period - $*	*	%
*					$	*	First three 12-month periods - $* Fourth 12-month period - $*	*	%
* Product	$	*	$	*			First five 12-month periods - $*	*	%
* Product	$	*	$	*			First five 12-month periods - $*	*	%
* Product	$	*	$	*			First five 12-month periods - $*	*	%
* Product	$	*	$	*			First five 12-month periods - $*	*	%